Exhibit 99.1

FOR IMMEDIATE RELEASE: August 1, 2011

MICRONETICS REPORTS RECORD FIRST QUARTER RESULTS FOR FISCAL YEAR 2012

HUDSON, N.H.—(BUSINESS WIRE)—August 1, 2011—Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its first quarter ended July 2, 2011 (Q1 FY 2012).

Net sales for Q1 FY 2012 were $10,039,293, an increase of $672,599 or 7% compared to $9,366,694 for Q1 FY 2011.

The increase in net sales was primarily attributable to an increase in sales of components for defense applications. For Q1 FY 2012, the Company reported a net income of $564,372 or $0.12 per diluted share, as compared to a net income of $499,850 or $0.11 per diluted share for Q1 FY 2011.

David Robbins, Micronetics’ CEO stated, “Our Q1 FY 2012 revenue exceeds our historic reported revenue for any quarter by over $0.6M. We are pleased with this positive trend in revenue, earnings, backlog, and subsystems bookings for the quarter. We are also optimistic about booking additional subsystems orders this calendar year, which we expect will continue to fuel positive financial performance.”

Backlog is $31 million with approximately $10 million in bookings for the quarter.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including BAE Systems, Boeing, Cobham, EADS, General Dynamics, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Raytheon, Rockwell, Teradyne, and Thales. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, yearly and quarterly fluctuations in our operating results, trends and factors affecting our markets which may reduce demand and pricing pressure on our products, our reliance on a limited number of customers, risk that federal government contracts may be terminated at any time, factors which may negatively affect our gross margins, our ability to attract and retain key technical and management personnel, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-K for its fiscal year ended March 31, 2011 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA ($000s omitted except per share data)

	Thirteen Weeks Ended
	July 2, 2011	June 26, 2010

Net sales	$10,039	$9,366

Gross margin	3,180	3,399

Research and development	414	487

Selling, general and administrative expenses	1,757	1,885

Amortization of intangibles	78	87

Other (expense) income	(43)	(70)

Income before provision for income taxes	888	870

Provision for income taxes	324	370

Net income	564	500

Earnings per common share:
Basic	0.12	0.11
Diluted	0.12	0.11

Weighted average shares Outstanding:
Basic	4,558	4,554
Diluted	4,566	4,562

Contact

David Robbins, CEO

Micronetics, Inc.

(603)-883-2900